Exhibit 99.1

www.fcg.com

For more information contact:
FOR IMMEDIATE RELEASE
Luther J. Nussbaum Chairman and CEO First Consulting Group 562-624-5221 lnussbaum@fcg.com

Chuck McBride Chief Financial Officer First Consulting Group 562-624-5300 cmcbride@fcg.com Thomas A. Reep Vice President Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP (FCG) ANNOUNCES ANNUAL STOCKHOLDER MEETING RESULTS

•                  Two VPs Promoted to FCG’s Management Executive Committee

•                  Company Expects Q2 2004 Results to Meet or Exceed Q1 2004 Results

LONG BEACH, Calif., June 1, 2004 – First Consulting Group, Inc. (Nasdaq: FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, announced today the results of its 2004 Annual Meeting of Stockholders.  At the meeting, FCG’s stockholders elected Michael P. Downey and Fatima J. Reep, each a continuing director, and Robert G. Funari, a nominee to the Board, to serve a three-year term on the board of directors.  In addition, the stockholders ratified the appointment of Grant Thornton LLP as FCG’s independent auditors for the 2004 fiscal year.

Separately, FCG announced today that Dr. Mitch Morris and Thomas Underwood have been added to the Company’s Executive Committee.  Dr. Morris, who joined FCG in 2001, is now an Executive Vice President of the firm and will have responsibility for the Healthcare Delivery segment of FCG’s business, which includes sales and delivery for outsourcing, consulting and integration.  Mr. Underwood serves as Vice President and President, Paragon Solutions.  Paragon Solutions, which FCG acquired in the first quarter of 2003, provides development services to software product companies, primarily companies with revenues in the $75 million to $300 million range.  In addition, Mr. Underwood is responsible for FCG’s low cost, high quality offshore facilities in Bangalore, India and Ho Chi Minh City, Vietnam.

111 W. Ocean Blvd., 4th Floor, Long Beach, California, 90802 • Telephone 562.624.5200 Facsimile 562.432.5774

“The addition of Mitch and Tom to the Executive Committee reflects two major initiatives in the strategic direction and structure of our firm,” said Luther Nussbaum, chairman and chief executive officer.  “Last year, we implemented a functional organization as we were rationalizing our cost structure and providing appropriate focus on sales and delivery while creating the concept of shared services.  Since that time, we have made considerable progress in leadership development, in the creation of shared services and in our return to profitability.  The elevation of Mitch Morris to EVP and our Healthcare Delivery lead reflects our belief that the most effective organization over time is client-centric where sales and delivery by client type fall under one leader.  Meanwhile, Tom’s appointment to the Executive Committee was made given the strategic importance of offsite and offshore services to our plans to capture increased market share over the next few years.”

Finally, FCG announced today that it continues to expect second quarter 2004 results to meet or exceed its non-GAAP results for the first quarter of 2004.  The Company previously reported non-GAAP net revenues of $66 million and earnings of $.04 per share in the first quarter of 2004.

About FCG

FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients’ performance. The firm’s consulting and integration services increase clients’ operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Forward-Looking Statements

This news release includes forward-looking statements based on FCG’s current expectations, estimates and projections about its industry, management’s beliefs and certain assumptions made by the Company.  These forward-looking statements can typically be identified by use of words such as “believes,” “anticipates” or “expects” and include statements regarding FCG’s anticipated financial and operating performance for the second quarter of 2004, including its ability to continue to achieve profitability.  These forward-looking statements involve known and unknown risks which may cause the Company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.

Some of the risks investors should consider include the following: (a) the unpredictable nature of the Company’s pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG’s clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG’s personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (d) the ability of FCG to increase its sales effectiveness; (e) the ability of FCG to reduce general and administrative expenses, close new projects in the Health Plan practice and return to profitability in the Life Sciences practice; (f) the ability of FCG to integrate acquisitions and realize positive earnings contributions from those acquisitions; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam and Europe; (h) foreign currency exchange rates and cost of labor and availability of resources in FCG’s offshore development centers; (i) the ability of FCG to effectively manage client expectations and cost reductions on the outsourcing accounts; and (j) other risk factors referenced in the Company’s most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.

In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG’s objectives or plans will be achieved.  FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.